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                                                                   Exhibit 4.40



                              (Summary Translation)

                              COOPERATION AGREEMENT



                                     Between

                       Jiangxi LDK Solar Hi-Tech Co., Ltd.

                                       And

                               Nanchang University



                              For the Establishment

                                       of

                    Nanchang University LDK Solar Laboratory



This Agreement is made by and between Nanchang University (herein "Party A") and Nanchang LDK Solar Hi-Tech Co., Ltd.(herein "Party B")

Through amicable negotiations, Party A and Party B have reached the following agreement on the establishment of Nanchang University LDK Solar Laboratory.


CONSTRUCTION

1, The Laboratory is set up at Party A's main campus. Dr. Lang Zhou of Party A and Mr. Pietro Rossetto of Party B are in charge of the project respectively.


DEVELOPMENT

3, Every January of the year, the Laboratory should set up current year's main research and development topics.


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4, Every year the Laboratory shall hold at least 6 times bilateral meetings.

5, Party A and Party B shall cooperate to apply for national-wide or local-related hi-tech projects.

6, The Laboratory shall host an academic announcement once a year; it shall host a discussion panel twice a year.

7, The Laboratory shall cooperate with Party B to set up the "Nanchang University material science and Post Doctorate in Engineering work station " to educate hi-tech professionals.

8,The Laboratory shall set up a part-time master degree in "solar material engineering" field.


DEVELOPMENT FEES

9, Party B agrees to provide Party A in aggregate amount of Rmb 240,000.00 per year which will be distributed by means of Rmb 20,000.00 per month.

10, Cost of "special project" should be decided independently. "Special project" means the project with annual cost of more than Rmb 200,000.00.

11, All the fees mentioned above do not include tuition fees for master degree in material engineering, funds for the annual meeting of the committee of the Laboratory, nor funds for "LDK international PV material and PV technology panel".


MISCELLANEOUS

12, Party A promises not to disclose any information regarding the equipments, material and technologies to any third parties.

13, Both Parties agree to share the core technologies and academic results together.


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14, This Agreement is made in four original copies, and each party shall keep one copy hereof.

15, This Agreement shall become effective upon signing by the parties.



Party A:

Nanchang University

Representative (signature):-----

Date: January 23, 2007



Party B:

Jiangxi LDK Solar Hi-Tech Co., Ltd.

Representative (signature):-----

Date:  January 24, 2007